Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Skeena Resources Limited

We consent to the use of our report dated March 28, 2024, on the consolidated financial statements of Skeena Resources Limited (“the Entity”), which comprise the consolidated statements of financial position as at December 31, 2023 and December 31, 2022, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which is incorporated by reference in the Registration Statement on Form F-10 dated March 19, 2025 of the Entity.

//s// KPMG LLP

Chartered Professional Accountants

March 19, 2025

Vancouver, Canada